Exhibit 99.3

Washington Mutual, Inc.
Prepared Remarks for Fourth Quarter and Year End 2006 Earnings Conference Call
January 17, 2007
Please see the Forward-Looking Statement at the end of this document

Remarks of Kerry Killinger Chairman and CEO

Good afternoon, everyone. Thank you for joining us today as we review our fourth quarter and full-year 2006 results and take a look ahead to 2007.

Joining me today on the call is Tom Casey, our CFO. And our President, Steve Rotella, will also be available to answer questions at the end of our remarks today.

Now, let’s get started.

Fourth Quarter and Full-Year 2006 Earnings
During the fourth quarter, we continued to achieve strong performance in our Retail Banking, Card Services and Commercial Groups which I’ll discuss in more detail in my review of our business segments. At the same time, our results were impacted by the continuation of the very difficult interest rate and operating environment, which, along with a significant weakening of subprime mortgage credit, had a particularly negative impact on the performance of our Home Loans business.

Although 2006 proved to be a challenging year with difficult business and interest rate conditions, we remained focused on executing on our strategies and took advantage of several opportunities to better position the company going into 2007.

Now earlier today, we announced fourth quarter net income of $1.06 billion or $1.10 per diluted share. Our fourth quarter earnings included an after tax gain of $415 million on the sale of our mutual fund subsidiary, WM Advisors, which closed on December 31. We also incurred after tax charges of $100 million related to our ongoing efficiency initiatives.

So for the full year, our net income totaled $3.56 billion, or $3.64 per diluted share, compared with net income in 2005 of $3.43 billion, or $3.73 per diluted share. During 2006, we incurred after tax charges of $202 million associated with our efficiency initiatives, which we accelerated after deciding to sell WM Advisors, as well as after tax charges of  $137 million associated with the sale of a significant portion of our mortgage servicing rights during the year. When we announced the sale of WM Advisors, we told you that we expected the gain from the sale to more than offset those charges for the year, which it did.

And, for the 46th consecutive quarter, The Board once again increased the quarterly cash dividend by one cent to 54 cents per share.

So, let me walk you through some of the significant transactions, strategic initiatives and efficiency efforts undertaken in the fourth quarter and earlier in the year.

First, at the beginning of this year (2007), we executed an accelerated share repurchase agreement to buy back $2.7 billion of our common stock. We determined that in the current environment share buyback and dividends offer a better return on capital than growing the balance sheet.

| Prepared Remarks - January 17, 2007	Page 2

During the fourth quarter, we saw an opportunity to further reposition our balance sheet to reduce interest rate risk and geographic credit concentrations in our portfolio. As the bond market rallied in December we saw the market value of our portfolio rise. As a result, we identified and transferred $17.8 billion of low margin loans to loans held for sale and we executed hedges to lock in those favorable prices. We also identified and sold $4.7 billion in available for sale mortgage-backed securities. These actions are expected to have a positive impact on our net interest margin in 2007.

As I mentioned, we also completed the sale of our retail mutual fund asset management company at the end of the fourth quarter for an after tax gain of $415 million, which allowed us to significantly accelerate our productivity and efficiency efforts.

This summer’s sale of a significant portion of our MSRs reduced our market risk profile, accelerated the winding down of certain non-strategic home loan products and enhanced our ability to focus on higher margin products.

In 2006, we also made considerable progress on our efficiency initiatives which contributed to a reduction of more than 10,000 positions, or 18 percent during the year. We continued to focus on managing our expenses, achieving a quarterly run rate, excluding efficiency initiatives, of $2.1 billion in the fourth quarter of 2006, down 5 percent from a run rate of $2.2 billion in the fourth quarter of 2005. We achieved this while continuing to grow our consumer and small business banking franchise.

On October 1st, we completed the acquisition of Commercial Capital Bancorp, which enhanced our commercial and retail banking business in California.

I’m very pleased with the efforts of our entire team, the result of which have put us in a strong position going into 2007. Tom will provide more details on many of these actions, as well as review our expectations around our 2007 earnings drivers, in his remarks.

Now, I’d like to give you some of the highlights from our business segment performance in the quarter and for the year, as well as provide some insight into our plans for 2007.

Retail Banking
Looking first at the strong performance from Retail Banking, net income from continuing operations for the full year of $2.2 billion was up 12 percent from 2005. Excluding the contribution from portfolio management, which was impacted by rising short-term interest rates and an inverted yield curve, net income from continuing operations for full-year 2006 was up 22 percent from 2005.

| Prepared Remarks - January 17, 2007	Page 3
We continued to attract new households and grow accounts. By the end of the year, we had added a record 848,000 net new retail households. The introduction of our new WaMu Free Checking™ product in March contributed to a record 1.23 million net new checking accounts opened during the year - far exceeding our stated goal of one million accounts.

Growing small business continues to be an area of focus. For 2006, small business checking accounts grew 33 percent over 2005, contributing to the growth in net new checking accounts opened during the year. In the fourth quarter, we also saw strong quarter-over-quarter growth in small business deposits and loan originations.

As a result of the record growth in checking accounts in the year and an increase in fees, depositor and other retail banking fees in the fourth quarter were up 6 percent from the third quarter. For the full year, depositor and other retail banking fees were up 17 percent - at the high end of our guidance range.

During the year, the Retail Banking group broadened its focus on expanding relationships with our customers, particularly in mortgage and card products. As a result, our customer key products cross-sell ratio reached 6.66 at the end of the year.

| Prepared Remarks - January 17, 2007	Page 4

We opened 55 new stores during the fourth quarter, bringing total new stores to 144 for the year. As previously disclosed, we also consolidated 81 underperforming stores and added 26 CCBI retail branches, to end the year with 2,225 retail banking stores.

In line with 2006, we currently expect to open approximately 150 new stores in 2007 and are targeting growth of about one million net new checking accounts.

2006 was a record year for growth in Retail Banking and we’re looking forward to another outstanding year in 2007.

Card Services
Turning to Card Services, the group turned in another strong performance in the fourth quarter, as it continued to successfully leverage our retail banking franchise. We opened 839,000 new credit card accounts in the fourth quarter bringing total new accounts to 3.2 million for the year, with over one million coming from the retail channel.

Managed card receivables of $23.5 billion ended the year up $3.5 billion, or 18 percent, from the end of 2005. Reflecting the fourth quarter growth in on-balance sheet receivables, we saw a corresponding increase in the provision for loan and lease losses.

Credit ratios for the quarter and year remained strong. The 30-plus day delinquency rate of 5.25 percent of managed receivables at quarter end was down from 5.5 percent in the third quarter, primarily attributable to growth in card receivables and the sale of higher risk accounts. The net credit loss ratio declined to 5.83 percent for 2006, from 7.28 percent in 2005, primarily reflecting the benign bankruptcy environment we experienced this year.

Card Services has been a great addition to our company, contributing significantly to our net income in 2006, and we look forward to continued strong performance in 2007, as we continue to leverage our retail banking franchise.

Commercial Group
The Commercial Group also continued its solid performance in the fourth quarter. Net income of $140 million for the fourth quarter was up slightly from $135 million in the same quarter last year.

| Prepared Remarks - January 17, 2007	Page 5

The acquisition of Commercial Capital Bancorp, Inc. (CCBI) on October 1 is meeting our financial targets and the integration is on track. The addition in the fourth quarter of $4.2 billion in loans and $812 million in deposits from CCBI to the Commercial Group, contributed to a 16 percent increase in average loans and a 55 percent increase in average deposits from the prior the quarter.

The Commercial Group finished the year with good momentum heading into 2007, producing loan volume of $4.0 billion in the fourth quarter, up 29 percent from the third quarter of 2006. Loan volume for the full year of $12.9 billion was up 14 percent from 2005, driven primarily by strong growth in nonresidential loan volume.

For 2007, we expect to continue to ramp up our small-balance Commercial Mortgage Lending division, which has been successfully leveraging our existing multi-family footprint and efficient delivery model, in its expansion efforts. We’re also looking to expand our multi-family presence on the East Coast. Our Commercial Group continues to be a very lean organization with our cost to originate among the lowest in the industry, which allows us to compete very effectively in this business.

Home Loans
And finally, our Home Loans group. Reflecting the continued slowing of the housing market and a significant weakening of overall subprime mortgage market conditions, our Home Loans group reported a net loss of $122 million in the fourth quarter compared to net income of $57 million in the fourth quarter of 2005. For 2006, our Home Loans group posted a net loss of $48 million versus a net income of $1 billion in 2005.

During the fourth quarter WaMu along with the industry experienced an increased level of delinquencies on subprime mortgage loans. These delinquencies, along with weakening subprime mortgage market conditions, had a negative impact of approximately $160 million on our fourth quarter pretax earnings. The subprime impact included a reduction in fourth quarter gain on sale of approximately $110 million and a reduction of about $50 million in the value of our subprime residuals, which ended the year with a balance of $168 million.

For the past two years, I’ve been saying that an over-inflated housing market was vulnerable to a correction. We accordingly took a series of defensive actions, last year, including the sale of subprime residuals, selling a substantial majority of our originations and generally tightening our underwriting criteria.

| Prepared Remarks - January 17, 2007	Page 6

I’d like to make a few comments around the deteriorating subprime mortgage industry, in particular. Overcapacity and weak market conditions are causing many subprime mortgage lenders to declare bankruptcy and others to exit the business. While we have said that we are shifting our focus toward adding higher risk-adjusted return assets to our balance sheet, we also told you we’d only do so in a prudent manner. In 2006, we sold nearly all of our subprime mortgage production which helped reduce our subprime outstandings by $2.4 billion from the end of last year. We also significantly reduced production, and as a result, saw our market share position decline from #6 last year to #10 in 2006.

As a result of our efforts to control expenses and scale our business appropriately for the current environment, we’ve reduced staffing by 27 percent over the past twelve months and our noninterest expense for the fourth quarter of 2006 was down 21 percent from last year’s fourth quarter.

Summary
I’ll now turn it over to Tom to go into more detail on our financial performance.

| Prepared Remarks - January 17, 2007	Page 7
Washington Mutual, Inc.
Prepared Remarks for Fourth Quarter and Year End 2006 Earnings Conference Call
January 17, 2007

Remarks of Tom Casey Executive Vice President and CFO

Thank you, Kerry.

As you said, 2006 has been a very active year, with the company taking a series of steps to position WaMu for stronger performance here in 2007. These efforts extended right through year end.

In looking at the fourth quarter we saw two significant factors impacting our results. First, was the deepening of the inverted yield curve impacting our net interest margin and second, as Kerry mentioned, was the ongoing credit deterioration in the subprime mortgage market sector. So I’ll spend much of my time today on those two issues.

Yield Curve and Net Interest Margin
As all of you know, the interest rate environment during the second half of 2006 was very challenging. The yield curve became inverted in August and has remained that way since. The inversion was severe at the end of the third quarter when the spread between five year swaps and three month LIBOR was a negative 23 basis points versus a positive historical spread of 138 basis points. During the fourth quarter the inverted curve persisted and got worse, widening to a negative 59 basis points before reversing somewhat to a negative 41 basis points by year end.

As of today, the forward yield curve projects that 5 and 10 year rates will remain relatively flat for 2007. Short-term rates are also expected to remain at current levels for most of the year but then decline about 25 basis points near the end of the third quarter. So it appears that the market believes that the inverted yield curve will be with us for most of 2007.

This is a pretty big change since October when the forward yield curve was forecasting a rate cut by June and a second cut by the end of the 2007. The changing outlook for the interest rate environment will have some impact on our net interest margin, and I will give you an update when I provide our 2007 guidance.

| Prepared Remarks - January 17, 2007	Page 8

For the fourth quarter, the net interest margin was 2.58 percent, up 5 basis points from the third quarter. As we indicated in October, the average yield on our assets continued to increase during the quarter as our adjustable rate loans re-priced to current market rates. The improvement to the NIM, however, was partially offset by the increased cost of deposits and the widening gap of the inverted yield curve, which reduced the margin earned on our loans held for sale. For the quarter, asset yields were up 9 basis points and liabilities were up 5 basis points. For the year, our net interest margin averaged 2.60 percent, coming in at the lower end of our guidance range, which we last updated during our third quarter earnings call.

Asset Growth and Balance Sheet Repositioning
For the full year, average assets were up 7 percent reflecting balance sheet growth from the first half of the year. While we continue to modestly remix our balance sheet, we don’t foresee much absolute balance sheet growth until the interest rate environment improves and risk-adjusted returns increase to acceptable levels.
As I mentioned earlier, the fourth quarter and particularly December were difficult interest rate environments. During December when intermediate rates fell to their lowest levels in 11 months, we seized the opportunity to accelerate the repositioning of our balance sheet for stronger performance in 2007.

We identified approximately $17.8 billion in medium-term adjustable-rate, primarily 5/1 and 7/1 loans in our held for investment portfolio that had weighted average yields of approximately 5.75 percent, which was only about 40 basis points above their related funding costs. In December, we transferred these loans to held for sale and hedged them, and we intend to sell them during the first quarter of 2007. Included in gain on sale for the quarter is $74 million related to the transfer of these assets and the associated derivatives executed to hedge this transaction. At the same time, we sold $4.7 billion of available for sale mortgage-backed securities with a weighted average yield of 5.26 percent at a slight gain.

| Prepared Remarks - January 17, 2007	Page 9

The impact of these two opportunistic transactions is quite favorable. It improves our 2007 net interest margin by approximately 10 basis points, reduces the company’s interest rate risk profile and we also reduced our geographic credit concentration in the California market.

Capital Management
Let’s move on to capital management. As a result of the asset sale, the gain from the sale of WM Advisors and the limited opportunities to grow the balance sheet, earlier this month we entered into an accelerated share repurchase agreement with a dealer, buying back $2.7 billion of our common stock. The dealer will begin covering the borrowed position in our stock later this month.

At year-end, our tangible capital to tangible asset ratio was 6.04 percent. With this ASR, we expect that ratio to come down but still stay above our target of 5.50 percent.

Credit and Provision for Loan Losses
Now let me shift over to review our credit quality and provision for loan losses. NPAs increased during the fourth quarter due to a higher level of delinquencies in our single-family residential real estate portfolios. Year-end NPAs were up from 69 basis points at the end of the third quarter to 80 basis points, still below our stated goal of keeping average NPAs below 1 percent of assets over the cycle.

Charge offs during the quarter equaled 23 basis points, down slightly from 26 basis points in the third quarter. The decline reflected a lower level of credit card charge offs, in part, resulting from the sale of higher risk accounts in the third and fourth quarter.

The provision for loan and lease losses of $344 million for the fourth quarter was up from $166 million in the prior quarter, $95 million of which was due to the substantial growth of on-balance sheet credit card loans. The card receivables growth of $2.1 billion reflected strong customer growth and management’s decision to securitize less card receivables than in the prior quarter.

Also during the fourth quarter, we revised our accounting for the provisioning for credit card receivables held for sale, which resulted in a provision increase of $92 million. This will largely be offset by higher gain on sale of credit cards in noninterest income. In effect the change in accounting grosses up the provision with an offset in higher gain on sale of consumer loans. This gross up or change in accounting will also change our provision and noninterest income guidance, which I will give you in a few minutes.

| Prepared Remarks - January 17, 2007	Page 10

In addition, we implemented a change in multi-family loss factors which reduced the allowance by $67 million. The lower allowance reflects the characteristics of the portfolio and the company’s long history of strong credit performance in this portfolio.

While we continue to be comfortable with the credit performance on the majority of our loan portfolio we, along with the industry, are seeing significant weakening subprime credit performance on loans originated or acquired through the company’s subprime channel and held for sale or previously sold. This deterioration in subprime credit has a negative impact on our fourth quarter pretax earnings of approximately $160 million, which included about $110 million in lower gain on sale, as well as an approximately $50 million reduction in the holding value of our subprime residuals, which ended the year at a balance of $168 million.

Earnings Driver Guidance
So with that overview of 2006, let’s look forward to what we anticipate for 2007, given the most current outlook of interest rates and other economic factors.

Average Assets
Let’s start with asset growth. During 2006, average assets were up 7 percent. This growth came primarily in the first half of the year when there was a relatively flat but positive sloping yield curve. Since the yield curve inverted in the second half of the year, we have limited asset growth.

As I mentioned earlier, we’re are planning to sell the $17.8 billion loans transferred to held for sale during the first quarter, which will reduce our asset level approximately 5 percent in the first quarter. Given the market’s expectation of an inverted yield curve for much of 2007, we’re forecasting a 0 to 5 percent decline in average assets during the year. We’ll continue to evaluate balance sheet growth if the market environment changes; however, our outlook right now would favor stock repurchase.

Also remember that the $2.7 billion accelerated share repurchase we completed, assuming today’s share price, will have the effect of reducing our share count by approximately 60 million shares for the entire year.

| Prepared Remarks - January 17, 2007	Page 11

Net Interest Margin
Moving on to the net interest margin, the continued inversion in the yield curve in the fourth quarter resulted in a net interest margin of 2.58 percent for the fourth quarter and 2.60 percent for the full year of 2006, which was at the low end of our guidance range. Since October, the gap between 3 month LIBOR and 5 year rates has widened to negative 41 basis points and the forward curve does not indicate a Fed cut until sometime late in the third quarter of 2007.

The market expectation of a more challenging interest rate environment in 2007 will place downward pressure on our net interest margin outlook; however, the proactive steps we took to reposition our balance sheet should offset that risk. Therefore, we’re maintaining our net interest margin guidance at 2.85 percent to 2.95 percent for the year.

Credit Provision
There are three items I want to review with you related to our guidance for the credit provision.

First, is the change in accounting for our credit card loans held for sale. That change has the effect of grossing up both the provision and the gain on sale of credit card loans included in noninterest income by approximately $250 million over the course of the full year.

The second factor is the continuing trend of increasing nonperforming assets and the more difficult credit environment for the subprime mortgage market. Those trends will add to our need for higher credit provisioning this year.

The last factor is our outlook for asset growth. As we add assets through the growth of our loan portfolio, we naturally have to support those higher balances with increases to our loan loss reserves. Given our expectation of no asset growth or even shrinking total assets by as much as five percent, our need for additional provision will decline accordingly.

Taking these factors into account we estimate that the provision increases resulting from a more difficult credit environment will generally be offset by our expectation of less asset growth. Therefore the primary change in guidance is due to the accounting change for credit card loans held for sale and that increase will be offset in noninterest income that I will address shortly. As a result, our 2007 credit provision guidance at this time is $1.1 billion to $1.2 billion.

Depositor and other retail banking fees
We continue to see strong account growth and remain comfortable with our guidance for depositor and other retail banking fees of 10 to 12 percent.

Noninterest Income
Our noninterest income guidance is going up by approximately $250 million, due to a boost in credit card related income associated with the change in provisioning I just mentioned. Excluding that impact, we expect the mortgage banking industry to be difficult and the recovery to be slow and the gain on sale levels in the subprime area to be under pressure. As a result, we’re partially offsetting the card related increase by a $100 million reduction and expect noninterest income to be between $6.7 to $6.9 billion for the year.

Noninterest Expense
We’re very pleased with the results of our productivity efforts taken across the company during 2006. With staffing down 18 percent, including approximately 4,000 additional positions shifted offshore and the relocation of a substantial number of positions to lower-cost markets within the U.S., we’re set to operate much more efficiently during 2007 and we expect that to be reflected in our bottom line results.

Now that we’ve completed our planning for 2007 and have a better view of what our noninterest expenses will be, we’re narrowing our guidance range to $8.4 to $8.5 billion for the year.

I’ll now turn it back over to Kerry for his summary comments.

| Prepared Remarks - January 17, 2007	Page 12

Remarks of Kerry Killinger Chairman and CEO

Thanks, Tom.

Recap

2006 proved to be a challenging year; nevertheless we remained focused on executing on our strategies and took advantage of several opportunities - for example the sale of MSRs, the sale of WM Advisors, repositioning the balance sheet, accelerating our efficiency efforts and share repurchases - to better position the company going into 2007.

Even though the challenging interest rate and credit environment continue to create difficulties in our Home Loans business, our other businesses continue to perform well and we’re seeing the benefit of our business model diversification.

Looking forward to 2007, we anticipate continued strong performance from our Retail Banking, Card Services and Commercial Groups. And while our Home Loans business enters 2007 as a more efficient organization, the environment continues to be difficult.

The forward curve indicates that the market is anticipating a slight improvement in the rate environment in the second half of the year. So while the interest rate environment continues to be challenging, it may gradually improve in 2007.

So, to sum it up, we remain focused on our strategies and will continue to be opportunistic in our actions. I’m very pleased with the efforts of our team. We are well positioned for even better performance for 2007.

With that let’s open it up to your questions.

| Prepared Remarks - January 17, 2007	Page 13

Forward Looking Statement
This document contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. When used in this presentation, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading “Factors That May Affect Future Results” in Washington Mutual’s 2005 Annual Report on Form 10-K/A and “Cautionary Statements” in our Form 10-Q/A for the quarter ended Mar. 31, 2006 and Forms 10-Q for the quarters ended June 30, 2006 and Sept. 30, 2006 which include:

•	Volatile interest rates and the impact on mortgage rates;
•	Economic trends that negatively impact the real estate lending environment;
•	Risks related to the option adjustable-rate mortgage product;
•	Risks related to subprime lending;
•	Operational risks;
•	Risks related to credit card operations;
•	Changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders;
•	Competition from banking and nonbanking companies;
•	General business and economic conditions, including movements in interest rates, the slope of the yield curve, and the potential overextension of housing prices in certain geographic markets; and
•	Reputational risk.

There are other factors not described in our 2005 Form 10-K/A and 2006 Forms 10-Q and which are beyond the Company’s ability to anticipate or control that could cause results to differ.